                                 EXHIBIT "A"


                                                            RECEIVED
                                                       1981 SEP 10 PM 3:18

                         ARTICLES OF AMENDMENT TO THE

                         ARTICLES OF INCORPORATION OF

                            TROPIC INDUSTRIES, INC


     Pursuant to the provisions of Section 16-10-57 of the Utah Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:   The name of the corporation is TROPIC INDUSTRIES, INC.

     SECOND:

                                 ARTICLE IV

     The aggregate number of shares which the corporation shall have authority to issue is Six Million (6,000,000) shares of a pa value of One Dollar ($1.00) per share each. The total authorized capital of this corporation is Six Million Dollars ($6,000,000). There shall be one class of stock, of equal rights in preferences.

     THIRD:   The number of shares of the corporation outstanding at the time of such adoption was Ten Million Three Hundred Thirty Five Thousand Four Hundred (10,335,400); and the number of shares entitled to vote thereon was Ten Million Three Hundred Thirty Five Thousand Four Hundred (10,335,400).

     FOURTH:   The designation and number of outstanding shares of each class entitled to vote thereon as a class as follows:

          NOT APPLICABLE

     FIFTH:   The number of shares voted for such amendment was Seven
Million, Two Hundred Seventy-Seven Thousand, Seven Hundred Seventy-Two (7,277,772) and the number of shares voted against such amendment was zero
(0).

     SIXTH:   The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively was:

          NOT APPLICABLE

     SEVENTH:   The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: New certificates will be issued as old certificates are surrendered for transfer.

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     Dated August 26th, 1981

                                   TROPIC INDUSTRIES, INC

                                          /S/
                                   By:_________________________________
                                                Its President

                                          /S/
                                   By:_________________________________
                                                Its Secretary





STATE OF UTAH       )
                    :ss.
COUNTY OF SALT LAKE )

     I, O. ROBERT MEREDITH do hereby certify that on this 26th day of August, 1981, personally appeared before me Joseph Goott, who, being first duly sworn, declared that he is the President of Tropic Industries, Inc, and that he signed the foregoing document as President of the corporation, and that the statements therein contained are true.

     IN WITNESS, I have hereunto set my and seal this 26th day of August, 1981.


                                        /S/
                                     __________________________________
                                               Notary Public
                                     Residing in Salt Lake County, Utah

My Commission Expires:
                        SEAL
______________________


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